Exhibit 12.1
                                                                       3/1/2005

                              GEORGIA POWER COMPANY
              Computation of ratio of earnings to fixed charges for
                     the five years ended December 31, 2004

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

                                                             -----------------------------------------------------------------
                                                                 2000         2001          2002         2003          2004
                                                                 ----         ----          ----         ----          ----
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings before income taxes                                 $  921,857   $  976,319    $  977,583   $  998,324    $1,040,005
Interest expense, net of amounts capitalized                    211,409      185,231       169,417      184,138       228,526
Distributions on mandatorily redeemable preferred securities     59,104       59,104        62,553       59,675        15,839
AFUDC - Debt funds                                               23,396       13,574         8,405        5,415         8,824
                                                             -----------  -----------   -----------  -----------   -----------
Earnings as defined                                          $1,215,766   $1,234,228    $1,217,958   $1,247,552    $1,293,194
                                                             ===========  ===========   ===========  ===========   ===========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt                                   $  171,994   $  162,546    $  138,850   $  158,587    $  167,821
Interest on affiliated loans                                          0       12,389         9,793        3,194        46,315
Interest on interim obligations                                  28,262       12,692         3,074            0             0
Amort of debt disc, premium and expense, net                     14,257       15,106        16,108       15,598        15,533
Other interest charges                                           20,292       (3,928)        9,995       12,174         7,682
Distributions on mandatorily redeemable preferred securities     59,104       59,104        62,553       59,675        15,839
                                                             -----------  -----------   -----------  -----------   -----------
Fixed charges as defined                                     $  293,909   $  257,909    $  240,373   $  249,228    $  253,190
                                                             ===========  ===========   ===========  ===========   ===========



RATIO OF EARNINGS TO FIXED CHARGES                                 4.14         4.79          5.07         5.01          5.11
                                                                   ====         ====          ====         ====          ====

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